Exhibit 99

   Amex Notifies National Lampoon, Inc. That the Company Is Not in
      Compliance with the Amex Company Guide and May Be Delisted


    LOS ANGELES--(BUSINESS WIRE)--Nov. 21, 2007--National Lampoon, Inc. (Amex:NLN) the leading brand in comedy, announced today that on November 15, 2007 it received a letter from the American Stock Exchange which indicated that the Company does not comply with Sections 134 and 1101 of the Amex Company Guide because it has not filed its annual report on Form 10-KSB for the fiscal year ended July 31, 2007. The annual report was required to be filed on or before October 29, 2007.

    The Company has until November 29, 2007 to provide the American Stock Exchange with a specific plan to achieve and sustain compliance with Sections 134 and 1101 of the Amex Company Guide. Compliance must be achieved no later than February 15, 2008. If the Company either fails to submit a plan or submits a plan which the staff of the American Stock Exchange determines does not adequately address these issues, the American Stock Exchange will provide written notification that the Company's securities will be delisted. The Company may appeal this decision.

    The Company expects to regain compliance with Sections 134 and 1101 of the Amex Company Guide to the American Stock Exchange on or before November 29, 2007.

    About National Lampoon

    National Lampoon, Inc. (AMEX:NLN) has been a dominant force in the US comedy world for almost 30 years and is currently active in a broad array of media and entertainment segments, including feature films, television programming, online and interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. National Lampoon reaches nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: Entertainment Division, College Marketing Division, and a distribution arm National Lampoon Networks, providing content traditionally through its College TV network and across new media through multiple in-house digital platforms including Nationallampoon.com, DrunkUniversity.com, Toga TV.com, Knuckleheadvideo.com, the National Lampoon Video Network (which includes channels on AOL, Joost, Youtube and others) and the National Lampoon Humor Network - the most trafficked humor sites on the web - along with multiple other outlets housed on its online comedy website www.nationallampoon.com.

    Forward-Looking Statements

    This press release contains forward-looking statements, which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, whose filings are available on the SEC's website at Sec.com. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: National Lampoon, Inc.
             Daniel S. Laikin, 310-474-5252
             or
             Levine Communications Office Inc.
             Dawn Miller, 310-300-0950